Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291984

Prospectus Supplement No. 1

(To Prospectus dated December 5, 2025, as supplemented by

Prospectus Supplement No. 1 dated December 19, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

729,596,950 Shares of Common Stock

This prospectus supplement no. 1 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 5, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-291984). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on December 19, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is traded on OTCQB under the symbol “CERO” and our public warrants is traded on OTCID under the symbol “CEROW,” respectively. On December 19, 2025, the last quoted bid price of our common stock as reported on OTCQB was $0.0965 per share and the last quoted bid price of our public warrants as reported on OTCID was $0.0005 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 19, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERO	None
Warrants, each whole warrant exercisable for one two-thousandths of a share of common stock	CEROW	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2025, at the 2025 Special Meeting of Stockholders (the “Special Meeting”) of CERo Therapeutics Holdings, Inc. (the “Company”), the stockholders of the Company approved an amendment (the “Amendment”) to the CERo Therapeutics Holdings, Inc. 2024 Equity Incentive Plan, as amended (the “Plan”), to increase the number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), available for issuance under the Plan and the number of shares that may be issued pursuant to incentive stock options by an additional 32,000,000 shares.

A detailed summary of the material features of the Plan is set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 28, 2025, as supplemented on December 2, 2025 (the “Proxy Statement”) under the caption “Proposal No. 3: Plan Share Increase Proposal,” which description is incorporated herein by reference.

The descriptions of the Amendment contained herein and in the Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 19, 2025, the Company held the Special Meeting at 9:00 a.m. Pacific Time for the purposes of considering and voting upon the proposals below. As of the record date of November 14, 2025, there were a total of 20,802,671 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. There were 10,988,347 shares of Common Stock present at the Special Meeting in person or represented by proxy, or approximately 52.82% of the shares issued and outstanding and entitled to vote at the Special Meeting, representing a quorum. Capitalized terms used, but not defined herein, shall have the meaning set forth in the Proxy Statement.

Proposal 1.	To approve an amendment (the “Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to combine outstanding shares of Common Stock into a lesser number of outstanding shares (the “Reverse Stock Split”), by a ratio of not less than one-for-forty and not more than one-for-one-hundred-fifty, with the exact ratio to be set within this range by the Company’s Board of Directors in its sole discretion.

VOTES FOR	ABSTENTIONS	VOTES AGAINST
8,012,563	688,702	2,287,082

Proposal 2.	To approve, subject to certain conditions, the issuance of shares of Common Stock in accordance with Nasdaq Listing Rule 5635, upon the conversion of the Company’s Series E convertible preferred stock, par value $0.0001 per share, issued in a private placement in October 2025, at less than the “minimum price” under Nasdaq Listing Rule 3635(d).

VOTES FOR	ABSTENTIONS	VOTES AGAINST	BROKER NON-VOTES
3,304,540	127,164	1,422,195	6,134,448

Proposal 3.	To approve the Amendment to the Plan, to increase the number of shares of Common Stock available for issuance under the Plan and the number of shares that may be issued pursuant to incentive stock options by an additional 32,000,000 shares.

VOTES FOR	ABSTENTIONS	VOTES AGAINST	BROKER NON-VOTES
2,568,408	159,234	2,126,257	6,134,448

Proposal 4 was not presented to the stockholders because the foregoing resolutions were approved.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*+	Fourth Amendment to the CERo Therapeutics Holdings, Inc. 2024 Equity Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
+	Indicates management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERO THERAPEUTICS HOLDINGS, INC.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

Dated: December 19, 2025

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